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                                                                     EXHIBIT 4.1

                                    AMENDMENT ("Amendment") dated as of August
                              11, 2000 between FIBERNET TELECOM GROUP, INC. ("Company"), SIGNAL EQUITY PARTNERS, L.P. (formerly known as Signal Capital Partners, L.P.), as the Majority in Interest of the Purchasers ("Signal"), and NORTEL NETWORKS INC. ("Nortel") (each term as defined herein), to the Stockholders Agreement dated as of May 7, 1999 (as amended by the Amendment dated as of June 30, 2000, and as further amended by the Amendment dated as of July 28, 2000, the "Stockholders Agreement") by and among the Company and the Stockholders (as defined in the Stockholders Agreement) listed therein ("Stockholders").


             WHEREAS, pursuant to Section 17 of the Stockholders Agreement, the Company, Nortel and Signal, as the Majority in Interest, have the right to modify the Stockholders Agreement; and

             WHEREAS, the Company, Nortel and Signal, as the Majority in Interest, wish to amend the Stockholders Agreement.

             NOW, THEREFORE, the parties agree as follows:

     Section 1. Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Stockholders Agreement.

     Section 2. Agreement to Amend. Pursuant to Section 17 of the Stockholders Agreement, the Company, Nortel and Signal hereby agree to amend the Stockholders Agreement as provided herein.

     Section 3.  Amendments.

             (a) Section 1 (Definitions) of the Stockholders Agreement shall be amended as follows:

                 (i) The definition of the term "Stock" shall be amended and restated in its entirety as follows:

                    "Stock" shall mean (i) the presently issued and outstanding shares of Common Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series H Preferred Stock and Series I Preferred Stock, and any options, warrants or other instruments exercisable therefor (which options, warrants or other
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               instruments shall be deemed to be that number of outstanding shares of Stock for which they are exercisable), (ii) any additional shares of capital stock of the Company hereafter issued and outstanding and (iii) any shares of capital stock of the Company into which such shares may be converted or for which they may be exchanged or exercised.

                (ii) The following definition shall be added:

                    "Series I Preferred Stock" shall mean the Series I
                Convertible Preferred Stock, par value $.001, of the Company.

             (b) New subsection (f)(viii) shall be added to Section 7 (Pre-emptive Rights) of the Stockholders Agreement as follows:

                "(viii) 62,500 shares of Series I Preferred Stock issued or to be issued to Nortel Networks Inc. (and shares of Common Stock to be issued upon conversion thereof)."

     Section 4. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York (without regard to principles of conflicts of laws).

     Section 5. Successors and Assigns. This Amendment shall bind and inure to the benefit of the parties and their respective successors and assigns, transferees, legal representatives and heirs.

     Section 6. Headings. The headings of this Amendment have been inserted for convenience of reference only and shall not be deemed to be a part of this Amendment.

     Section 7. Entire Agreement. This Amendment, the Stockholders Agreement and the other writings referred to herein or delivered pursuant hereto contain the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings with respect thereto.

     Section 8. Counterparts. This Amendment may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.


                                   * * * * *
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     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.



                              FIBERNET TELECOM GROUP, INC.


                              By: /s/ Michael S. Liss
                                 ---------------------------------
                                 Name:  Michael S. Liss
                                 Title: President and Chief Executive Officer



                              SIGNAL EQUITY PARTNERS, L.P.

                              By: Signal Equity Advisors, L.P.
                              Its: General Partner

                              By: Signal Equity Advisors, Inc.
                              Its: General Partner


                              By: /s/ Timothy P. Bradley
                                 ---------------------------------
                                 Name:  Timothy P. Bradley
                                 Title: Managing Partner


                              NORTEL NETWORKS INC.


                              By: /s/ Robert D. Beiter
                                 ---------------------------------
                                 Name:  Robert D. Beiter
                                 Title: Director, Customer Finance